Exhibit 4.11

SHARE SALE AGREEMENT

STOLT SEA FARM HOLDINGS BV
SAMS HOLDINGS (SA) PTY LTD

CONTENTS

1	Definitions and Interpretation	1

1.1	Definitions	1
1.2	Interpretation	4

2	Conditions Precedent	5

2.1	Conditions Precedent to Completion	5
2.2	Reasonable Endeavours	5
2.3	Waiver	5
2.4	Failure to Satisfy	5
2.5	Satisfaction	5

3	Sale and Purchase	5

3.1	Sale and Purchase	5
3.2	Consideration for Sale Share	5
3.3	Property in Sale Share	5

4	Pre-Completion	6

4.1	Information	6
4.2	Pre-Completion Obligations	6
4.3	Interpretation	6
4.4	Insurance	6
4.5	Pre-Completion Decisions	6

5	Completion	7

5.1	Time and Place	7
5.2	Vendor Action	7
5.3	Corporate Action	7
5.4	Other Vendor Completion Obligations	7
5.5	Purchaser’s Completion Obligations	8
5.6	Simultaneous Obligations	8
5.7	Purchaser’s Notice to Complete	8
5.8	Vendor’s Notice to Complete	9
5.9	Failure to Complete	9

6	Purchase Price Adjustment	9

6.1	Completion Balance Sheet	9
6.2	Adjustment Statement	9
6.3	Audit	9
6.4	Delivery	10
6.5	Final Adjustment	10

7	Vendor’s Warranties and Indemnities	10

7.1	Vendor’s Warranties	10
7.2	Construction of Vendor’s Warranties	10
7.3	Vendor’s Indemnities	10
7.4	Maximum cap on Claims	11
7.5	Time limit for bringing Claims	11
7.6	Materiality	11
7.7	Recovery	11
7.8	Limitation of Liability	11

8	Purchaser’s Warranties and Indemnity	12

8.1	Purchaser’s Warranties	12
8.2	Purchaser’s Indemnity	12
8.3	Construction of Warranties	12
8.4	Maximum cap on Claims	12
8.5	Time limit for bringing Claims	12

9	GST	13

9.1	GST Gross-Up	13
9.2	GST Invoice	13
9.3	Payment	13
9.4	Reimbursements	13
9.5	Adjustments	13
9.6	Definitions	13

10	Post-Completion	14

10.1	Loan Repayment	14
10.2	Assistance with preparation of Financial Statements	14
10.3	Vendor Debtors	14

11	Termination Rights	15

11.1	Purchaser’s Rights	15
11.2	Vendor’s Rights	15
11.3	Termination prior to Completion	15

12	Miscellaneous	15

12.1	No Waiver	15
12.2	Severance	15
12.3	About This Document	16
12.4	Governing Law and Jurisdiction	16
12.5	Confidentiality	16
12.6	Privacy	16
12.7	Costs and Stamp Duty	17
12.8	Further Acts	17
12.9	Assignment	17
12.10	No Merger	17
12.11	Survival of Certain Provisions	17
12.12	Warranty of Authority	17
12.13	Indemnities	17

13	Notices	18

13.1	How To Give Notices	18
13.2	Change of Details	18
13.3	Proof of Notices	18

Schedule 1 – Notices		20

Schedule 2 – Vendor Warranties		21

SHARE SALE AGREEMENT

DATE

PARTIES

1                                          STOLT SEA FARM HOLDINGS BV of Westerlaan 5, Haven No 190.3016 CK Rotterdam, The Netherlands (Vendor); and

2                                          SAMS HOLDINGS (SA) PTY LTD ACN 121 682 451 of PO Box 1073, Port Lincoln, South Australia (Purchaser).

RECITALS

A                                        The Vendor is the beneficial owner of the Sale Share and is entitled to deal with, and to enter into covenants in respect of, the Sale Share.

B                                        The Purchaser has agreed to purchase the Sale Share and the Vendor has agreed to sell the Sale Share on the terms set out in this document.

OPERATIVE PART

1                                          Definitions and Interpretation

1.1                                Definitions

In this document:

Accounting Standards means the accounting standards within the meaning of the Corporations Act and, where no accounting standard applies under the Corporations Act in relation to an accounting practice, Australian generally accepted accounting principles.

Adjustment Statement means the statement referred to in clause 6.2.

Business means the business currently carried on by the Sale Company, which acts as the undisclosed agent of the Trustee Company in its capacity as trustee of the Unit Trust.

Business Day means a day other than a Saturday, Sunday or public holiday in Adelaide, South Australia.

Claim against any person, means any claim, action, proceeding or demand brought or made against that person, and any cost, expense, Loss or liability incurred or suffered by, or recovered against, that person, however arising (whether or not presently ascertained, immediate, future or contingent).

Completion means the performance by the parties of the obligations assumed by them respectively and which are required to be performed on the Completion Date.

Completion Balance Sheet means the balance sheet referred to in clause 6.1.

Completion Date means 18 December 2006, or any other date agreed to in writing by the parties.

Consolidated Group means a group comprising a head company (in this case the Sale Company) and member entities (in this case the Trustee Company, SSF Australia and the Unit Trust) formed by the making of a choice under Section 703-50 of the Tax Act 1997.

Current Assets means, for each Group Member, cash, GST refunds, bait stock and such other current assets as determined in accordance with the Accounting Standards or as may be agreed by the parties.

Encumbrance means any caveat, charging order, equity interest, writ of execution, right of set-off, lease, licence to use or occupy, any other adverse right or interest of any nature (including in relation to a Statutory Fishing Right any dealing therewith within the meaning of the Fisheries Management Act 1991 (Cth)), any Security Interest and any agreement to create any of them or allow any of them to exist.

Group means the Sale Company, the Trustee Company, SSF Australia and the Unit Trust taken together as a group.

Group Company means any one of the Sale Company, the Trustee Company and SSF Australia.

Group Member means any one of the Group.

GST means tax levied under the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth).

Last Accounts means the audited financial statements of the Sale Company prepared for the period ending on the Last Accounts Date.

Last Accounts Date means 28 November 2005.

Loss means any loss, cost, charge, liability, expense, damage or diminution in value of any kind or character including, without limitation, interest on any amount payable to a third party as a result of the foregoing, any liability on account of taxation or other statutory impost and any legal or other expenses reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any liability.

Material, in relation to any asset, liability, expenditure or other accounting concept, has the meaning given by the Accounting Standards.

Pre-completion Period is defined in clause 4.2.

Purchase Price means $90,000,000 subject to any adjustment made in accordance with clause 6.

Records means all books, files, reports, records, correspondence, documents, contracts and other material of or relating to the Group whether recorded electronically or in printed form, including (without limiting the generality of the foregoing);

(a)                                   minute books, statutory books and registers (including the corporate key), books of account and copies of taxation returns;

(b)                                  all sales and purchasing records;

(c)                                   all trading and financial records;

(d)                                  all cheque books and banking authorities; and

(e)                                   lists of all regular suppliers and customers.

Reference Period means the period from the Last Accounts Date to the Completion Date.

Regulatory Approval means an approval, consent, permission or notification from a governmental, semi-governmental entity or authority or any regulatory entity or body.

Sale Company means Stolt Sea Farm Pty Ltd (ABN 68 094 978 711).

Sale Share means one fully paid ordinary share in the capital of the Sale Company, together with all benefits, rights and entitlements accrued or attaching to that share as at the date of this document and thereafter.

Security Interest means any bill of sale (as defined in any legislation), mortgage, charge, lien, pledge, hypothecation, title retention arrangement, trust or power, as or in effect as security for the payment of money or observance of any other obligation and any arrangement having a similar economic effect.

SSF Australia means Stolt Sea Farm Australia Pty Ltd (ACN 106 706 245).

SSF Australia Shares means the 10 fully paid ordinary shares in the capital of SSF Australia held by the Sale Company.

Statutory Fishing Right means a statutory fishing right granted under section 31 of the Fisheries Management Act 1991 (Cth) in relation to Southern Bluefin Tuna.

Strategic Management Decision means a decision which will affect, in a Material way, the financial or operational position of the Business, including (without limitation):

(a)                                   managing foreign currency risks;

(b)                                  determining the timing and scope of fishing operations;

(c)                                   determining the utilisation of the Statutory Fishing Rights.

Tax means:

(a)                                   any impost, tax, levy, charge, deduction, fee or withholding which is assessed, levied, imposed or collected by a government authority (including under the Queensland State Tax Equivalent Regime or as a result of the Sale Company being part of any consolidated group or GST group for taxation or taxation equivalent regime purposes); and

(b)                                any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged, recovered or imposed on or in respect of the above (whether or not by a governmental authority), and Taxes has a corresponding meaning.

Tax Act means the Income Tax Assessment Act 1936, the Income Tax Assessment Act 1997, the Taxation Administration Act 1953 and the Income Tax Rates Act 1986.

Tax Sharing Agreement means an agreement between the Vendor and the Sale Company (among others, if any) pursuant to section 721-25 of the Tax Act 1997.

Taxation Authority means the Commissioner of Taxation of the Commonwealth of Australia and any other national, federal, state or municipal or local body or other authority responsible for the collection of Tax or Duty in any jurisdiction.

Tax Warranty means each of the warranties set out in clause (h) of Schedule 2.

Total Liabilities means, for each Group Member (and subject to the acknowledgement in clause 6.2(b)), current and non-current liabilities determined in accordance with the Accounting Standards.

Trust Deed means the deed of trust made on 14 February 1993 between Nicholas Kenneth Stretch as the founder and the Trustee Company as trustee, as amended by deeds dated 8 November 2000 and 3 August 2001.

Trustee Company means ACN 058 441 772 Pty Ltd (ABN 15 058 441 722).

Trustee Company Shares means 6 fully paid ordinary shares in the capital of the Trustee Company held by the Sale Company.

Unit Trust means the Stolt Sea Farm Unit Trust which was constituted by the Trust Deed.

Vendor’s Warranties has the meaning given to it in clause 7.1.

1.2                                Interpretation

In this document, unless a contrary intention appears:

(a)                                   words or expressions given meaning in the recitals have the same meaning in the body of this document;

(b)                                  words or expressions importing the singular include the plural and vice versa;

(c)                                   words or expressions importing a gender include the other gender;

(d)                                  words or expressions denoting individuals include corporations, firms, unincorporated bodies, government authorities and instrumentalities;

(e)                                   a reference to a party includes that party’s successors and permitted assigns;

(f)                                     where a word or expression is defined or given meaning, another grammatical form has a corresponding meaning;

(g)                                  any heading, index, table of contents or marginal note is for convenience only and does not affect the interpretation of this document;

(h)                                  a provision of this document shall not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this document or the inclusion of the provision in this document;

(i)                                      a reference to this document or another document includes that document as amended, varied, novated, supplemented or replaced from time to time;

(j)                                      a reference to legislation or a provision of legislation includes:

(i)                                      all regulations, orders or instruments issued under the legislation or provision; and

(ii)                                   any modification, consolidation, amendment, re-enactment, replacement or codification of such legislation or provision;

(k)                                   any recitals, schedule or annexure form part of this document and have effect as if set out in full in the body of this document;

(l)                                      a reference to “dollars” or “$” is a reference to Australian dollars;

(m)                                a reference to a payment in immediately available funds refers to cash, a bank cheque the drawer of which is an Australian bank, a telegraphic transfer of cleared funds or a direct credit of cleared funds; and

(n)                                  the terms “related body corporate”, “ultimate holding company” and “subsidiary” have the same meaning as in the Corporations Act 2001.

2                                          Conditions Precedent

2.1                                Conditions Precedent to Completion

The obligations of the parties to complete the sale and purchase of the Sale Share do not become binding until the fulfilment (or waiver under clause 2.3) of each of the following conditions:

(a)                                   if the failure to obtain the consent of a person to the change of control of a Group Member would result in the breach of a contract to which that Group Member is a party, and that breach would have a material adverse effect on the financial position of that Group Member, such consent having been obtained prior to Completion;

(b)                                  the parties obtaining any Regulatory Approvals that are reasonably required in connection with the transfer of the Sale Share to the Purchaser (if any); and

(c)                                   the Vendor having performed, satisfied and complied with all covenants, agreements, obligations and conditions required by this document to be performed or complied with by the Vendor prior to Completion.

2.2                                Reasonable Endeavours

Each party must use its reasonable endeavours to satisfy the conditions in clause 2.1.

2.3                                Waiver

The conditions referred to in clause 2.1 are for the benefit of the Purchaser only and may only be waived by the Purchaser by written notice to the Vendor.

2.4                                Failure to Satisfy

If the conditions in clause 2.1 are not satisfied or waived by the date that is 7 days after the date of this document (or such other date as the parties may agree),the agreement the subject of this document may be terminated by any party by giving not less than 3 days notice in writing to the other parties of its intention to terminate and then unless the condition has been fulfilled or waived, the agreement the subject of this document (other than clauses 1 and 12) will terminate at the expiry of the 3 day period and no party will have any claim on or recourse against any other party except for any antecedent breach or default.

2.5                                Satisfaction

The party responsible for satisfying a condition in clause 2.1 will notify the other parties as soon as it becomes aware that that condition has become satisfied.

3                                          Sale and Purchase

3.1                                Sale and Purchase

The Vendor agrees to sell and the Purchaser agrees to purchase the Sale Share on the Completion Date on the terms and conditions set out in this document.

3.2                                Consideration for Sale Share

The consideration payable by the Purchaser for the Sale Share is the Purchase Price.

3.3                                Property in Sale Share

On Completion, property and title to the Sale Share will pass to the Purchaser free from all Encumbrances.

4                                          Pre-Completion

4.1                                Information

The Vendor will until the Completion Date, inform the Purchaser of any matter which Materially affects the assets of any Group Member.

4.2                                Pre-Completion Obligations

The Vendor must ensure that, during the period from the date of this document until the parties have performed their respective obligations at Completion (Pre-completion Period), none of the Sale Company, SSF Australia and the Trustee Company (in its capacity as trustee of the Unit Trust) will do any of the following (except with the prior consent of the Purchaser):

(a)                                   no new issues: in the case of the Sale Company and SSF Australia, allot or issue any share, stock, debenture or other security or any option or right convertible into any of them or, in the case of the Trustee Company, issue or redeem any units in the Unit Trust or issue any right or option convertible into units in the Unit Trust;

(b)                                  no dividends:  declare or pay any dividend or make any trust distribution;

(c)                                   business: manage or conduct its business or affairs otherwise than in the ordinary and usual course;

(d)                                  no asset sales: sell or otherwise dispose of any Material asset apart from the sale of trading inventories in the ordinary and usual course;

(e)                                   no new security interests: create any Security Interest over any or all of its assets;

(f)                                     constitution: make any alterations to its constitution or, in the case of the Trustee Company, cause or permit any alterations to the Trust Deed;

(g)                                  no Default: fail to comply with any law applicable to it or any condition of any statutory permit, licence or right;

(h)                                  Leases: surrender any lease, right or licence it holds or cause, permit or suffer the termination of that lease, right or licence; or

(i)                                      no agreement: enter into any agreement, or undertake any other obligation, to do anything mentioned in this clause.

4.3                                Interpretation

In clause 4.2, reference to any asset or liability of the Trustee Company, or to the business or affairs of the Trustee Company, is a reference to an asset or liability of the Trustee Company in its capacity as trustee of the Unit Trust or to the business or affairs of the Trustee Company in that capacity.

4.4                                Insurance

The Vendor must ensure that all insurance policies in respect of the Sale Company remain current up to and including the Completion Date. The Purchaser will (subject to Completion occurring) be responsible for obtaining and maintaining all insurance policies in respect of the Sale Company from the Completion Date.

4.5                                Pre-Completion Decisions

(a)                                   Where, during the Pre-completion Period, a Group Member or the Purchaser wishes to make a Strategic Management Decision, it must not implement that Strategic Management Decision without the prior consent of the other party, which consent may not be unreasonably withheld.

(b)                                  In the event that Completion does not take place for any reason other than the default of the Vendor, the Purchaser must indemnify the Vendor, the Sale Company and the Trustee Company against any Loss suffered as a direct result of:

(i)                                      implementing a Strategic Management Decision initiated by the Purchaser; or

(ii)                                   the failure of the Purchaser to consent to a Strategic Management Decision initiated by the Vendor.

5                                          Completion

5.1                                Time and Place

Completion of the sale and purchase of the Sale Share will take place on the Completion Date commencing at 11:00am at the offices of:

(a)                                   Johnson Winter & Slattery at Level 10, 211 Victoria Square, Adelaide SA 5000; and

(b)                                  at the offices of the Vendor in Port Lincoln,

or at any other time and places agreed by the Vendor and the Purchaser in writing prior to the Completion Date.

5.2                                Vendor Action

The Vendor must procure that at Completion the Vendor delivers to the Purchaser:

(a)                                   a transfer in registrable form of the Sale Share in favour of the Purchaser, duly executed by James Colin Marshall (Marshall), the legal owner of the Sale Share;

(b)                                  the written resignations from office, effective as at the appointment of the new directors nominated by the Purchaser, of the directors, secretary and public officer of each of the Sale Company, the Trustee Company and SSF Australia, as specified by the Purchaser; and

(c)                                   a release in form and substance satisfactory to the Purchaser by a person resigning of all Claims in relation to any remuneration or other entitlement, termination of engagement or appointment with any of the Sale Company, the Trustee Company and SSF Australia, or of any other nature or description, whether arising by way of damages or compensation for loss of office or otherwise.

5.3                                Corporate Action

The Vendor must procure that, at Completion, a meeting of directors and, if applicable, shareholders of the Sale Company is convened and conducts business effective:

(a)                                   to approve the registration of the transfer of the Sale Share to the Purchaser, subject to payment of any duty on the transfer;

(b)                                  to appoint the nominees of the Purchaser who have given written consent to appointment as directors and, if specified by the Purchaser, the secretary and public officer of the Sale Company; and

(c)                                   to change the name of the Sale Company to ‘SAMS Sea Farm Pty Ltd’.

5.4                                Other Vendor Completion Obligations

At Completion, the Vendor will place the Purchaser in effective possession and control of the Group, the Business and the Records of each Group Member and will deliver to the Purchaser:

(a)                                   an application by the Sale Company to the Trustee Company for the issue of a duplicate share certificate in respect of the Trustee Company Shares, which application will be in accordance with the requirements  of section 1070D(5) of the Corporations Act and duly executed by the Sale Company (First Application);

(b)                                  an application by the Sale Company to SSF Australia for the issue of a duplicate share certificate in respect of the SSF Australia Shares, which application will be in accordance with the requirements of section 1070D(5) of the Corporations Act and duly executed by the Sale Company (Second Application);

(c)                                   an application by the Sale Company to the Trustee Company for the issue of a duplicate unit  certificate in respect of the 5 fully paid units in the Unit Trust, duly executed by the Sale Company (Third  Application);

(d)                                  an application by Marshall to the Sale Company for the issue of a replacement share certificate in respect of the Sale Share, duly executed by Marshall (Fourth Application);

(e)                                   a copy of a resolution duly passed by the directors of the Trustee Company which authorises:

(i)                                      the issue of the duplicate share certificate applied for under the First Application; and

(ii)                                   the issue of the duplicate unit certificate applied for under the Third Application;

(f)                                     a copy of a resolution duly passed by the directors of SSF Australia which authorises the issue of the duplicate share certificate applied for under the Second Application;

(g)                                  a copy of a resolution duly passed by the directors of the Sale Company which:

(i)                                      cancels the share certificate that has been already issued to Marshall in respect of the Sale Share; and

(ii)                                   authorises the issue of the duplicate share certificate applied for under the Fourth Application; and

(h)                                  the certificate of Statutory Fishing Rights held by the Trustee Company stating that the Trustee Company has been granted 495,115 Statutory Fishing Rights.

5.5                                Purchaser’s Completion Obligations

At Completion, the Purchaser must:

(a)                                   make payment of the amount of $90,000,000 in favour of the Vendor, or as it directs, in immediately available funds;

(b)                                  accept the instruments of transfer of the Sale Share from the Vendor.

5.6                                Simultaneous Obligations

All actions at Completion take place simultaneously and no delivery or payment is to be taken to have been made until all deliveries and payments have been made.

5.7                                Purchaser’s Notice to Complete

If the Vendor fails to perform any of its obligations at Completion on the Completion Date and the Purchaser is ready, willing and able to perform its obligations, then the Purchaser need not perform its obligations at Completion and may give the Vendor written notice setting a new date for Completion (which must be a Business Day not less than 2 Business Days, nor more than 5 Business Days, after the date then scheduled for Completion).

5.8                                Vendor’s Notice to Complete

If the Purchaser fails to perform any of its obligations at Completion on the Completion Date and the Vendor is ready, willing and able to perform its obligations, then the Vendor need not perform its obligations at Completion and may give the Purchaser written notice setting a new date for Completion (which must be a Business Day not less than 2 Business Days, nor more than 5 Business Days, after the date then scheduled for Completion).

5.9                                Failure to Complete

If any of the Purchaser or the Vendor do not perform their obligations on the new date scheduled for Completion pursuant to the previous clauses the other party may terminate the agreement the subject of this document without prejudice to any rights or liabilities that arose before such termination.

6                                          Purchase Price Adjustment

6.1                                Completion Balance Sheet

As soon as practicable after Completion, the Purchaser will cause to be prepared (and the Vendor will provide all reasonable assistance in the preparation of) a consolidated statement of financial position (as that expression is understood for the purposes of Australian generally accepted accounting principles) for the Group as at the Completion Date (Completion Balance Sheet):

(a)                                   so as (but subject to the provisions of this document) to present fairly the state of affairs, financial position and assets and liabilities of the Group as at the Completion Date; and

(b)                                  otherwise in accordance with the Accounting Standards.

6.2                                Adjustment Statement

The Purchaser will, in conjunction with the preparation of the Completion Balance Sheet, cause to be prepared (and the Vendor will provide all reasonable assistance in the preparation of) an adjustment statement which specifies the following:

(a)                                   the Current Assets of the Group as disclosed in the Completion Balance Sheet (CA);

(b)                                  the Total Liabilities of the Group as disclosed in the Completion Balance Sheet (TL) which, for clarity, are acknowledged by the parties to include a provision for Tax in relation to the Reference Period; and

(c)                                   the result of the following formula:

CA - TL - TD

Where TD is the amount of those trade or other debtors of the Business that formed part of CA but payment of which has not been received by the relevant Group Member on or before 31 December 2006.

6.3                                Audit

(a)                                   The Purchaser will cause the Completion Balance Sheet and the Adjustment Statement to be audited by Deloitte (Auditor) who will report, for the benefit of both parties, as to whether:

(i)                                      the Completion Balance Sheet presents fairly, subject to and in accordance with the requirements of clause 6.1 and on a consolidated basis, the state of affairs, financial position and assets and liabilities of the Group as at the Completion Date; and

(ii)                                   the Adjustment Statement has been prepared in accordance with clause 6.2, and is otherwise free from material mis-statement,

and should the auditor conclude that the Completion Balance Sheet and Adjustment Statement do not meet the criteria in paragraphs (i) and (ii), recommend appropriate amendments to the Completion Balance Sheet and Adjustment Statement such that those criteria are met.

(b)                                  The Vendor will bear the costs of the audit and the reports on the Completion Balance Sheet and the Adjustment Statement.

(c)                                   The Auditor’s decision will be final and binding on the parties in the absence of fraud or manifest error.

6.4                                Delivery

The Purchaser must deliver a copy of the Completion Balance Sheet, the Adjustment Statement and the auditor’s certification under clause 6.3(a) to the Vendor within 5 Business Days of receipt by the Purchaser in each case.

6.5                                Final Adjustment

(a)                                   Upon delivery of the documents required under clause 6.4, the Purchase Price will be finally adjusted by reference to the result of the formula in clause 6.2(c) (as audited under clause 6.3(a)) (Adjustment Amount).

(b)                                  Within 10 Business Days of the delivery of the documents required under clause 6.4, the following payment must be made in immediately available funds:

(i)                                      if the Adjustment Amount is a positive number, from the Purchaser to the Vendor an amount equal to the Adjustment Amount; or

(ii)                                   if the Adjustment Amount is a negative number, from the Vendor to the Purchaser an amount equal to the Adjustment Amount.

7                                          Vendor’s Warranties and Indemnities

7.1                                Vendor’s Warranties

The Vendor warrants and represents to the Purchaser that each of the warranties set out in Schedule 2 (Vendor’s Warranties) is accurate and is not false or misleading as at the date of this document and will be accurate and not false or misleading at the Completion Date (except any warranty that is intended to be given at a different time).

7.2                                Construction of Vendor’s Warranties

(a)                                   Each of the Vendor’s Warranties are to be construed independently of the others and are not limited by reference to any other warranty.

(b)                                  In the Vendor’s Warranties, each reference to any asset or liability of the Trustee Company, or to the business or affairs of the Trustee Company, is a reference to an asset or liability of the Trustee Company in its capacity as trustee of the Unit Trust or to the business or affairs of the Trustee Company in that capacity.

7.3                                Vendor’s Indemnities

(a)                                   The Vendor will indemnify the Purchaser and keep it indemnified in respect of all Claims and Losses suffered, incurred or sustained by the Purchaser or a Group Member as a result of or in connection with a breach of any of the Vendor’s Warranties.

(b)                                  The indemnity provided for in this clause 7.3 is:

(i)                                      subject to Completion occurring and the remaining provisions of this clause 7; and

(ii)                                   a continuing obligation and survives Completion or the termination of this document.

7.4                                Maximum cap on Claims

The maximum aggregate liability of the Vendor for all Claims by the Purchaser under this document is an amount equal to the Purchase Price.

7.5                                Time limit for bringing Claims

(a)                                   The Purchaser cannot make any Claim against the Vendor in relation to a breach of a Vendor’s Warranty and the liability of the Vendor for any breach of the Vendor’s Warranties, is absolutely barred, unless:

(i)                                      the Purchaser gives to the Vendor, notice of its intention to make the Claim not later than 21 days after the Purchaser becomes aware, or ought to have become aware if acting with reasonable care and diligence, of the matter or circumstances giving rise to the Claim;

(ii)                                   the notice specifies in reasonable detail the matter or circumstances which give rise to the Claim, the nature of the Claim, the amount claimed, and how the amount is calculated; and

(iii)                                in relation to Claims for:

(A)                                breach of a Vendor’s Warranty (excluding a Tax Warranty), the notice is given within 3 years after Completion;
(B)                                  breach of a Tax Warranty, the notice is given within 4 years after Completion.

(b)                                  Clause 7.5(a) does not apply to any breach of a Vendor’s warranty which constitutes fraud (whether at law or in equity) on the part of the Vendor.

7.6                                Materiality

The Purchaser acknowledges that the Vendor will only be liable to the Purchaser for a breach of the Vendor’s Warranties (including the Tax Warranties) if the Loss suffered or incurred by the Purchaser in respect of a single Claim (or all Claims relating to the same facts, matters or circumstances) in relation to one or more of the Vendor’s Warranties is at least $50,000.

7.7                                Recovery

If the Vendor pays the Purchaser any amount as the result of a Claim and the Purchaser subsequently recovers an amount or receives a benefit because of the matters giving rise to the Claim (including, without limitation, amounts or benefits received from suppliers, manufacturers or insurers), the Purchaser must pay to the Vendor as soon as practicable an amount equal to the benefit received by the Purchaser less any costs or liabilities incurred by the Purchaser in obtaining or receiving that benefit to a maximum amount equal to the payment made by the Vendor.

7.8                                Limitation of Liability

The Vendor is not liable to the Purchaser for any Claim, and the Purchaser must not make any Claim, under this clause 7 to the extent that the Claim is for loss of profits or goodwill, economic loss or special, indirect or consequential loss or damage.

8                                          Purchaser’s Warranties and Indemnity

8.1                                Purchaser’s Warranties

The Purchaser warrants and represents to the Vendor that as at the date of this document and as at the Completion Date:

(a)                                   the Purchaser is a corporation duly registered and validly existing under the laws of the place of its registration;

(b)                                  the Purchaser has the legal right and power and has taken or will take all necessary corporate action to authorise the entry into and performance of this document and to carry out the transactions contemplated by this document without the need for any further act or authorisation; and

(c)                                   this document constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms,

(together referred to as the “Purchaser’s Warranties”).

8.2                                Purchaser’s Indemnity

(a)                                   The Purchaser will indemnify and keep indemnified the Vendor from all Claims suffered or incurred directly or indirectly by the Vendor as a result of or in connection with a breach of any of the Purchaser’s Warranties or any other provision of this document.

(b)                                  The indemnity provided for in clause 8.2(a) is:

(i)                                      subject to Completion occurring; and

(ii)                                   a continuing obligation and survives Completion or the termination of this document.

8.3                                Construction of Warranties

Each of the Purchaser’s Warranties are to be construed independently of the others and are not limited by reference to any other warranty.

8.4                                Maximum cap on Claims

The maximum aggregate liability of the Purchaser for all Claims by the Vendor under this document is an amount equal to the Purchase Price.

8.5                                Time limit for bringing Claims

(a)                                   The Vendor cannot make any Claim against the Purchaser in relation to a breach of a Purchaser’s Warranty and the liability of the Purchaser for any breach of the Purchaser’s Warranties, is absolutely barred, unless:

(i)                                      the Vendor gives to the Purchaser, notice of its intention to make the Claim not later than 21 days after the Vendor becomes aware, or ought to have become aware if acting with reasonable care and diligence, of the matter or circumstances giving rise to the Claim;

(ii)                                   the notice specifies in reasonable detail the matter or circumstances which give rise to the Claim, the nature of the Claim, the amount claimed, and how the amount is calculated; and

(iii)                                the notice is given within 3 years after Completion.

(b)                                  Clause 8.5(a) does not apply to any breach of a Purchaser’s warranty which constitutes fraud (whether at law or in equity) on the part of the Purchaser.

9                                          GST

9.1                                GST Gross-Up

If a party (the supplier) is required to pay GST in respect of a supply made under or in connection with (including by reason of a breach of) this document, the recipient of the supply must (in addition to any other payment for, or in connection with, the supply) pay to the supplier an amount equal to such GST (GST gross-up).

9.2                                GST Invoice

If a GST gross-up is payable, then the supplier must give the recipient a tax invoice for the supply.

9.3                                Payment

Provided a tax invoice has been given, the GST gross-up must be paid by the recipient:

(a)                                   if any monetary consideration is payable for the supply, at the same time and in the same manner as such monetary consideration;

(b)                                  if no monetary consideration is payable for the supply, within 10 Business Days after the day on which the tax invoice is given.

9.4                                Reimbursements

If any payment to be made to a party under or in connection with this document is a reimbursement or indemnification of an expense or other liability incurred or to be incurred by that party, then the amount of the payment must be reduced by the amount of any input tax credit to which that party is entitled for that expense or other liability, such reduction to be effected before any increase in accordance with clause 9.1.

9.5                                Adjustments

If an adjustment event has occurred in respect of a supply made under or in connection with this document, any party that becomes aware of the occurrence of that adjustment event must notify the other party as soon as practicable, and the parties agree to take whatever steps are necessary (including to issue an adjustment note), and to make whatever adjustments are required, to ensure that any GST or additional GST on that supply, or any refund of GST (or part thereof), is paid no later than 20 Business Days after the supplier first becomes aware that the adjustment event has occurred.

9.6                                Definitions

(a)                                   Terms used in clause 1.1 or in this clause 9 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the meaning given to them in that Act.

(b)                                  In this clause, a reference to a payment includes any payment of money and any form of consideration other than payment of money.

(c)                                   In this document, all references to payments and obligations to make payments, including all references to compensation (including by way of reimbursement or indemnity), are, but for the operation of this clause, exclusive of GST.

10                                   Post-Completion

10.1                         Loan Repayment

(a)                                   Within 15 days of Completion, the Purchaser must cause the Sale Company to repay in full the amount of the loan advanced to the Sale Company under an Unsecured Loan Facility Agreement dated 1 December 2006 between the Sale Company and Stolt Nielsen Transportation Group Ltd (Loan Agreement), together with all interest due thereon.

(b)                                  In the event that the loan is not repaid by the Sale Company within the period specified in paragraph (a) above, then the Purchaser acknowledges that:

(i)                                      the Sale Company will be deemed to be in default under the Loan Agreement; and

(ii)                                   Stolt Nielsen Transportation Group Inc will be entitled to take action against the Sale Company to enforce the repayment of the loan.

10.2                         Assistance with preparation of Financial Statements

(a)                                   The Purchaser:

(i)                                      acknowledges that as at the date of this document, Deloitte is performing an audit of the financial statements of the Sale Company for the year ended 30 November 2006 for and on behalf of the Vendor;

(ii)                                   further acknowledges that, in order for the Vendor to comply with its financial reporting obligations, the Vendor is required to obtain audited financial statements of the Sale Company as at the Completion Date that are in accordance with generally accepted accounting principles of the United States of America;

(iii)                                further acknowledges that the Vendor is intending to engage Deloitte to prepare and audit the financial statements referred to in subparagraph (ii) above; and

(iv)                               agrees to provide the Vendor and Deloitte with all reasonable assistance to enable the preparation and audit of those financial statements.

(b)                                  The Vendor will be responsible for the costs of Deloitte in performing the audit referred to in clause 10.2(a)(ii) above and will pay these costs within Deloitte’s usual terms.

(c)                                   To the extent that the costs of Deloitte in undertaking the audit referred to in clause 10.2(a)(i) above do not form part of the Total Liabilities of the Group as disclosed in the Completion Balance Sheet, then the Vendor will pay those costs within Deloitte’s usual terms.

10.3                         Vendor Debtors

(a)                                   The Vendor will be entitled to all of those debtors of the Business that were raised prior to the Completion Date and which remain outstanding on 1 January 2007 (Vendor Debtor).  This clause does not require the Purchaser to:

(i)                                      issue proceedings to collect any Vendor Debtor;

(ii)                                   procure that the Sale Company issue proceedings to collect any Vendor Debtor; or

(iii)                                subject to clause 10.3(b), pay from its own funds or to procure that the Sale Company pay from its funds an amount equivalent to any Vendor Debtor.

(b)                                  If any Group Member is paid an amount on account of a Vendor Debtor on or after 1 January 2007, the Purchaser must cause that amount to forthwith be remitted to the Vendor.

10.4                         Records

(a)                                   If within 30 days after Completion the Purchaser determines (acting reasonably) that the Records are deficient in a material respect (including that documents required by legislation have not been prepared or maintained), then the Purchaser may require that the Vendor remedy that deficiency at its expense.

(b)                                  The Purchaser will afford the Vendor with all reasonable assistance to enable the Vendor to perform its obligation under paragraph (a) above.

11                                   Termination Rights

11.1                         Purchaser’s Rights

The Purchaser may terminate this document by written notice to the Vendor at any time prior to Completion if:

(a)                                   any of the Vendor’s Warranties is untrue or misleading in any respect and the matter is not remedied within 5 Business Days after notice of that matter from the Purchaser; and

(b)                                  the Vendor breaches any of its obligations in any respect (including its obligations at Completion) and does not remedy the breach within 5 Business Days after notice of that breach from the Purchaser.

11.2                         Vendor’s Rights

The Vendor may terminate this document by giving notice to the Purchaser at any time prior to Completion if:

(a)                                   the Purchaser is or becomes an “externally administered body corporate” within the meaning of the Corporations Act; or

(b)                                  the Purchaser breaches any of its obligations in any material respect (including its obligations at Completion) and does not remedy the breach within 5 Business Days after notice of that breach from the Vendor.

11.3                         Termination prior to Completion

The termination of this document will not prejudice any right, remedy or obligation accrued prior to termination, nor any obligation that is expressed to survive termination of this document.

12                                   Miscellaneous

12.1                         No Waiver

A party waives a right under this document only by written notice that it waives that right.  A waiver is limited to the specific instance to which it relates and to the specific purpose for which it is given.

12.2                         Severance

If a provision of this document would, but for this clause, be unenforceable:

(a)                                   the provision will be read down to the extent necessary to avoid that result; and

(b)                                  if the provision cannot be read down, to that extent, it will be severed without affecting the validity and enforceability of the remainder of this document.

12.3                         About This Document

(a)                                   This document records the entire agreement between the parties as to its subject matter.  It supersedes all prior contracts, obligations, representations, conduct and understandings.  The agreement recorded in this document is immediately enforceable, subject to its own express terms.  The parties have not relied on any promise, representation or conduct in deciding whether to enter into this document, other than as expressly set out in this document.

(b)                                  This document may be amended only by written agreement of all parties.

(c)                                   This document may be executed in any number of counterparts, and by the parties in separate counterparts, but is not effective until each party has executed at least one counterpart.

(d)                                  Each counterpart of this document constitutes an original of this document but the counterparts together constitute one and the same instrument.

12.4                         Governing Law and Jurisdiction

(a)                                   The laws of South Australia govern this document.

(b)                                  Each party irrevocably submits to the non-exclusive jurisdiction of the courts of South Australia.

(c)                                   Each party irrevocably waives any immunity in respect of its obligations under this document that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

12.5                         Confidentiality

(a)                                   A party must not use or disclose Confidential Information except:

(i)                                      in the proper performance of this document;

(ii)                                   a disclosure to such of the officers, employees and advisers of the party as have a legitimate interest in the Confidential Information to be disclosed to them;

(iii)                                as may be required by applicable law (in which case, prior to disclosure, the party must consult with the other parties about the form and content of such disclosure); or

(iv)                               as the other parties may agree in writing.

(b)                                  In this clause, Confidential Information means:

(i)                                      the contents and subject matter of this document; and

(ii)                                   any information coming to a party by virtue of being a party to this document;

except so far as that information is then in the public domain other than as a result of a breach by the party of this document.

12.6                         Privacy

The Purchaser must comply with the Privacy Act 1988 (Cth) in relation to any Personal Information (as defined in the Privacy Act 1988 (Cth)) contained in any information disclosed to the Purchaser by the Vendor or any of its agents or representatives and must indemnify the Vendor for any Loss or Claim arising from the Purchaser:

(a)                                   disclosing that information or any part of it, other than for the primary purpose of correction following Completion; or

(b)                                  using the whole or any part of that information for a purpose other than the primary purpose for which it was collected.

12.7                         Costs and Stamp Duty

(a)                                   A party will bear its own costs in relation to the negotiation, preparation and execution of this document and any further document required.  However, unless this document otherwise provides, the cost of performing an obligation will be borne by the party concerned.

(b)                                  The Purchaser and Vendor will equally bear all stamp duty (and interest and penalties) payable in respect of this document (if any) and any further document required to be entered into pursuant to this document (including the share transfer referred to in clause 5.2(a)).

12.8                         Further Acts

The parties must do all things reasonably required to facilitate the performance of the transactions contemplated by this document.

12.9                         Assignment

A party may not assign its rights under this document and any purported assignment in contravention of this provision is void.

12.10                  No Merger

The rights and obligations of the parties will not merge on completion of any transaction under this document.  They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction.

12.11                  Survival of Certain Provisions

(a)                                   Clauses 9 (GST), 12.5 (Confidentiality), 12.6 (Privacy), 12.13 (Indemnities) and this clause 12.11 will survive rescission, termination or expiration of this document.

(b)                                  If this document is rescinded or terminated, no party will be liable to any other party except:

(i)                                      under the clause referred to in clause 12.11(a); or

(ii)                                   in respect of any breach of this document occurring before rescission, termination or expiration of this document.

12.12                  Warranty of Authority

Each person who executes this document on behalf of a party under a power of attorney declares and warrants that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

12.13                  Indemnities

Unless expressly provided otherwise:

(a)                                   each indemnity in this document is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this document;

(b)                                  it is not necessary for a party to incur expense or make any payment before enforcing a right of indemnity conferred by this document; and

(c)                                   the making of a claim by a party under an indemnity contained in this document in respect of a particular event does not preclude that party from subsequently making further claims under that indemnity in respect of any further loss arising out of the same event for which it has not previously been indemnified.

13                                   Notices

13.1                         How To Give Notices

(a)                                   A notice in connection with this document must be:

(i)                                      in writing in English;

(ii)                                   signed by the party or its agent; and

(iii)                                given to the recipient either by hand delivery, pre-paid mail, facsimile transmission or in a manner permitted by legislation, in each case addressed in the manner relevantly described in Schedule 1.

(b)                                  Where 2 or more persons comprise a party, notice to or by one is effective notice to and by all.

13.2                         Change of Details

(a)                                   A party may at any time change any of the details set out in Schedule 1 by not less than 5 Business Days notice to each other party.

(b)                                  If details are so changed, this clause applies as if those changed details were set out in Schedule 1.

13.3                         Proof of Notices

(a)                                   Proof of posting by pre-paid mail of a notice in accordance with this clause is proof of receipt of such notice on the second clear Business Day after posting.

(b)                                  Proof of transmission by facsimile of a notice in accordance with this clause is proof of receipt on the date of transmission, but if a transmission is not made on a Business Day or not made before 4:00pm, then it is proof of receipt at 10:00am on the next Business Day after transmission.

EXECUTED as an agreement

SIGNED for and on behalf of STOLT SEA FARM HOLDINGS BV by its attorney JAMES COLIN MARSHALL	) ) )	/s/ James Colin Marshall
under a Power of Attorney dated 3 November 2006 in the presence of:	)

/s/ Kate Louise Lyttle
Signature of Witness

Kate Louise Lyttle
Name of Witness (BLOCK LETTERS)

EXECUTED by SAMS HOLDINGS (SA) PTY LTD in accordance with section 127 of the Corporations Act by:	) ) ) )

/s/ Sime Sarin		/s/ Alastair McLachlan
Director		Director/Secretary

Sime Sarin		Alastair McLachlan
Name (BLOCK LETTERS)		Name (BLOCK LETTERS)

Schedule 1 – Notices

Name:	Stolt Sea Farm Holding BV

Address:	Lira
15292 Carnota
La Coruña
ESPAÑA

Attention:	Mr Pablo García

Facsimile:	+34 981 761 031

Name:	SAMS Holdings (SA) Pty Ltd

Address:	PO Box 1073
Port Lincoln SA 5606
AUSTRALIA

Attention:	Mr Alastair McLachlan

Facsimile:	+61 8 8621 4401

Schedule 2 – Vendor Warranties

The Vendor represents and warrants to the Purchaser that:

(a)                        the Vendor has the legal capacity and authority to enter into this document and take all actions required under this document;

(b)                       on Completion, the Vendor will have full power and authority to cause the legal owner of the Sale Share to transfer valid title, and the Purchaser will acquire valid title to the Sale Share on Completion, free and clear of all Encumbrances;

(c)                        subject to compliance by the Purchaser with the Corporations Act, the Purchaser will not be restricted in anyway by the Corporations Act from disposing of the Sale Share after Completion;

(d)                       in relation to the Group Members:

(i)                            no Group Member has committed any breach or offence under any statute relative to the affairs of that Group Member;

(ii)                         no Group Member is engaged in any litigation or arbitration proceedings as plaintiff or defendant and, to the best of the Vendor’s knowledge, information and belief, there are no such proceedings pending or threatened either by or against a Group Member and there are no facts known to the Vendor which are likely to rise to any litigation or arbitration;

(iii)                      all accounts, books, ledgers, financial and other records of whatsoever kind of each Group Member:

(A)                    have been fully and properly maintained and contain due record of all matters required to be entered therein by any relevant legislation or accounting practice;
(B)                      to the best of the Vendor’s knowledge, information and belief, do not contain or reflect any material inaccuracies or discrepancies;
(C)                      give and reflect an accurate view of the trading transactions, of the financial and contractual position and of the assets and liabilities of the Group Member;
(D)                     have been prepared in accordance with generally accepted Australian accounting principles and practices (or such equivalents as are relevant); and
(E)                       reflect all material items of income, expense, assets, prepayments, liabilities and accruals;

(iv)                     since 31 August 2006 there has not been any change in the financial condition, assets or liabilities of the Group, other than changes in the ordinary course of business, none of which such changes have been materially adverse other than as disclosed to the Purchaser;

(v)                        all taxation returns due to be made by each Group Member within the 6 financial years preceding the Completion Date have been made with full and true disclosures and there are no outstanding disputes or questions or demands between the Group Member and the Federal Commissioner for Taxation or any other Federal, State, Municipal or Semi-Governmental Instrumentality or Authority whether in the Commonwealth of Australia or elsewhere;

(vi)                     in respect of each material and significant contract, agreement, instrument, undertaking, warranty, offer, covenant or transaction between a Group Member and other persons, companies or governments or public authorities:

(A)                    it is valid and may be enforced according to its tenor by the relevant Group Member;

(B)                      the relevant Group Member has not committed any breach of the terms; and
(C)                      the parties have complied with their obligations and no party is entitled to rescind or terminate it for any reason whatsoever;

(vii)                  the current entitlements of all directors and current employees of the Group have been fully paid as and when they were due or provided for and none of such directors or employees have any claim for fees, pensions, retirement, allowances, wages, holiday pay, sick pay, long service leave entitlements, breach of common law or statutory duty or of any nature whatsoever, whether arising in contract or tort and each Group Member has observed all provisions of industrial awards and other statutory requirements in relation to its employees;

(e)                        neither the Sale Company, the Trustee Company nor SSF Australia will prior to Completion issue or allot any shares to any person and there are no agreements in force pursuant to which any person has or may acquire the right to call either at the date of this document or in the future for the issue or allotment of shares in any of these companies and pending Completion no such agreements will be entered into by the Vendor or any Group Member, unless otherwise provided for in this document;

(f)                          the Trustee Company will not prior to Completion issue any units in the Unit Trust to any person and there are no agreements in force which call either at the date of this document or in the future for the issue of units in the Unit Trust or accord to any person the right to call for the issue of any units in the Unit Trust over and above their present issued units and (pending Completion) no such agreements will be entered into by the Vendor or any Group Member, unless otherwise provided for in this document;

(g)                       as at Completion:

(i)                            those items of a Group Member’s assets which are vessels will be in current survey;

(ii)                         except where the Vendor has otherwise disclosed in writing to the Purchaser prior to the date of this document, all of each Group Member’s assets will:

(A)                    be fully paid for;
(B)                      be in the possession of the Group;
(C)                      be used solely by the Group;
(D)                     be the absolute property of the applicable Group Member free of all Encumbrances and other third party rights; and
(E)                       not be the subject of any lease or hire purchase agreement or agreements for purchase on deferred terms;

(iii)                      there will not be any existing contracts for the purchase by any Group Member of any stock other than those made in the ordinary course of business;

(iv)                     no Group Member will be party to any Material contract or Material commitment entered into which is outside the ordinary course of its business;

(v)                        no Group Member will have agreed to grant or create, any Encumbrance in respect of its assets other than an Encumbrance disclosed to the Purchaser in writing prior to the date of execution of this document;

(vi)                     no Group Member will be a party to any agreement, contract, arrangement or understanding whether legally enforceable or not which is in breach of any restrictive trade practices legislation and has not engaged in any conduct or practice in breach of that legislation.

(vii)                  each Group Member will have all necessary licences, consents, permissions, authorities and permits required to conduct the Business (or, as the case may be, its business) and has paid all fees due in relation to them and complied with all conditions under them;

(viii)               to the best of the Vendor’s knowledge, there are no factors which might prejudice the continuance or renewal of any licence, consent, permission, authority or permit required under the immediately preceding warranty; and

(ix)                       each Group Member  will have complied with all laws and rules and regulations and requirements relating to environmental matters;

(h)                       in relation to tax matters of the Group:

(i)                            each Group Member:

(A)                    has paid, or will pay, all Tax which it is or may become liable at any time to pay in respect of the period up to and including the Completion Date;
(B)                      has complied with all of its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by it, whether on its own behalf or as agent, and has properly accounted for any Tax so deducted or withheld to any Taxation authority (other than amounts which have not yet become due to be paid);
(C)                      has complied with any applicable obligation to register for the purposes of the GST Act;
(D)                     has filed or lodged all Tax and duty returns required by any Tax law (including, but not limited to, all laws imposing or relating to income tax, fringe benefits tax, GST, payroll tax, group tax, land tax, water and municipal rates and stamp and customs duties) and has complied in all material respects with its obligations under all Tax laws including any obligation to make a return or give a notification;
(E)                       is not involved in any audit of any of its income tax returns or any dispute with the Commissioner of Taxation of the Commonwealth of Australia or any other Federal, State or municipal body or authority responsible for the collection of Tax or duty and the Vendor is not aware of any circumstances which may give rise to such an audit or dispute;
(F)                       has not entered into or been a party to any transaction which contravenes the anti-avoidance provisions of a Tax law including the Tax Act 1936, including Part IVA, in consequence of which it may suffer a liability for Tax;
(G)                      has not taken any action which has or might alter or prejudice any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from any Taxation authority;
(H)                     has not made any private binding ruling requests, for income Tax objections or amended assessments with respect to its lodged income tax returns;
(I)                          has maintained sufficient Tax depreciation schedules and sufficient Tax building allowance schedules of its assets;
(J)                         has maintained accurate cost bases of those assets for Tax purposes;
(K)                     has correctly allocated to its reserves, the pre and post 19 September 1985 components of such reserves;
(L)                       does not have a franking account in deficit as at 30 June 2006, or anticipate a deficit or liability to pay over-franking Tax (as referred to in section 203-50 of the Tax Act 1997) for the year ended 30 June 2007.  All frankable distributions paid by it since 1 July 2006 have been franked in accordance with the benchmark rule contained in Division 203 of the Tax Act 1997;
(M)                  has until it became a member of a Consolidated Group maintained and has retained for the period required by law, accurate records of franking credits and franking debits (as defined in the Tax Act 1936 or Tax Act 1997) in respect of the current and earlier accounting periods and will on exiting such Consolidated Group before the Completion Date establish such a record for any amounts which are required to be recorded in such an account;
(N)                     is not a party to any contract, agreement, arrangement or understanding in respect of which it is or will become liable to pay GST without being entitled to increase the consideration payable under the contract, agreement, arrangement or understanding or otherwise seek reimbursement so that it retains the amount it would have retained but for the imposition of GST;
(O)                     is registered for GST under the GST Act;
(P)                       has complied in all respects with the GST Act;
(Q)                     is not in default of any obligation to make any payment or return (including without limitation any Business Activity Statement) or notification under the GST Act;
(R)                      has not engaged in any avoidance scheme for the purposes of section 165-5 of the GST Act;
(S)                       has not entered into any contract, agreement, arrangement or understanding which will make it exceed the financial acquisitions threshold in Division 189 of the GST Act; and
(T)                      has established internal procedures and systems necessary to ensure that its billing, accounts receivable and general ledger functions accurately capture and account for GST;

(ii)                         in respect of each Group Member, for the period since 1 July 2000 until that Group Member became a member of the Consolidated Group (Consolidation):

(A)                    any Tax arising under any Tax Act due and payable before Consolidation in respect of any transaction, income or asset of the Group Member has been paid;
(B)                      any obligation of the Group Member under any Tax Act to withhold amounts at source including but not limited to withholding tax, PAYG tax, Prescribed Payments System tax and royalties has been complied with;
(C)                      the Group Member has maintained proper and adequate records to enable it to comply with its obligations to:
(1)                        prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Act;
(2)                        prepare any accounts necessary for the compliance of any Tax Act; and
(3)                        retain necessary records as required by any Tax Act;
(D)                     the Group Member has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any duty relating to its affairs;
(E)                       any information, notice, computation and return which has been submitted by it to a Government Agency in respect of any Tax or duty:
(1)                        disclosed all material facts that should be disclosed under any Tax Act;
(2)                        was not misleading; and
(3)                        has been submitted on time;
(F)                       there were no undisclosed disputes with any Government Agency in respect of any Tax or duty;

(G)                      the Group Member is not liable nor will it become liable to pay, reimburse or indemnify any person in respect of any Tax or duty relating to any act or omission occurring before Consolidation because of the failure of any other person to discharge that Tax or duty;
(H)                     the Group Member has not:
(1)                        made or incurred any payment or expenditure which was not wholly deductible in computing its taxable income, other than expenditure on assets other than stock-in-trade;
(2)                        disposed of any asset or supply any service or business facility (including a loan of money or the letting, hiring or licensing of any property) in circumstances where the consideration actually received or receivable for the disposal or supply was less than the consideration regarded as received for Tax purposes;
(3)                        acquired any asset or receive any service or business facility in circumstances where the consideration actually paid for the acquisition or receipt was more than the consideration which could be regarded as paid for Tax purposes;
(4)                        entered into or become a party to any transaction which gave rise to or would with the passing of time or upon the happen any capital gain accruing to it under any Tax Act; and
(5)                        in the case of the Sale Company only, declared any dividend except out of the profits of the Company; and
(I)                          no event has occurred in relation to the Group Member which gives rise to a Tax liability on deemed (as opposed to actual) income, profits or gains or which may result in it becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person;
(J)                         all documents:
(1)                        which are necessary to establish the title of the Group Member to an asset have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws;
(2)                        required to be created by the Group Member under a law relating to stamp duty or a Tax of a similar nature have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws;

(iii)                      immediately before Completion, no Group Member will have a share capital account that is tainted within the meaning of section 6D(3) of the Tax Act 1936;

(iv)                     no Group Member has varied its Pay As You Go Instalment Rate pursuant to the Taxation Administration Act, 1953 in respect of the year of income ending 30 June 2007;

(v)                        all agreements, elections, choices, declarations, nominations, or selections or the giving of a notice or the exercise of an option required under the Tax Act 1936 or the Tax Act 1997 by each Group Member were made in accordance with the provisions governing the timing and form of such agreements, elections, choices, declarations, nominations or selections or the giving of such notices or exercise of such options;

(vi)                     each Group Member has obtained the necessary employee declarations as required under the Fringe Benefits Tax Assessment Act, 1986;

(vii)                  each Group Member has complied and continues to comply with the substantiation provisions contained in Division 900 of the Tax Act 1997, or contained in the Tax Act 1936;

(viii)               for the period from 1 July 2006 to Completion:

(A)                    the only liabilities for Tax are those arising out of the normal business and trading activities of the Group, and none relate to a CGT Event as defined in the Tax Act 1997 that occurs or is deemed to occur in respect of any Group Member by virtue of any act or omission of one or more of the Group Members before or on the Completion Date, including but not limited to execution of this document; and
(B)                      each Group Member will have discharged all liabilities that it has under any Tax Sharing Agreement entered into by the Group;

(i)                           without limiting any other Vendor’s Warranty, in relation to the Statutory Fishing Rights:

(i)                            the certificate of Statutory Fishing Rights to be provided pursuant to clause 5.4 of this document states that the Trustee Company is the holder of not less than 495,115 Statutory Fishing Rights;

(ii)                         the Trustee Company is at the date of this document and will at Completion be the holder of and have an entitlement to not less than 495,115 Statutory Fishing Rights; and

(iii)                      as at the date of this document the Statutory Fishing Rights are and at Completion will:

(A)                    be fully paid;
(B)                      be the absolute property of the Trustee Company, free of all Encumbrances and third party rights; and
(C)                      not be subject to any condition except those that have been disclosed in writing to the Purchaser prior to the date of this document; and

(iv)                     the Statutory Fishing Rights will not, as a consequence of any act or omission of the Vendor and a Group Member (or any of them) expire or lapse prior to the expiration of the period for which they have been granted;

(j)             the Sale Company holds all the units issued in the Unit Trust.